                     Exhibit 99.1

MEDIA CONTACT:
Kris Bahner, (269) 961-3799
media.hotline@kellogg.com

INVESTOR RELATIONS CONTACT:
John Renwick, CFA, (269) 961-9050
Jamie Duies, CFA, (269) 961-2486

KELLOGG ANNOUNCES SUPPLY CHAIN LEADERSHIP CHANGES
Alistair Hirst to retire in 2022; Rodrigo Lance named successor

Battle Creek, Mich., Feb. 18, 2022 – Kellogg Company announced today changes to its Supply Chain leadership. After nearly 40 years of Kellogg service, Alistair Hirst, Senior Vice President, Global Supply Chain has decided to retire later this year.
In accordance with succession plans, Rodrigo Lance, currently Vice President, Kellogg North America Supply Chain, will succeed Hirst reporting directly to Kellogg Chairman and CEO, Steve Cahillane.
Lance and Hirst will work together to ensure a smooth transition over the coming months.
Hirst joined Kellogg in 1984 serving in several roles of increasing responsibility at Kellogg’s Springs, South Africa plant, and in 1993 was named Production Manager at Kellogg’s Botany, Australia plant.
In 1995, he returned to South Africa as Plant Manager in Springs and, in 1997, was named Director, Supply Chain at the facility. He relocated to the Manchester, England facility in 2001 to become Director, Procurement and, in 2004, was named European Logistics Director.
In 2005, he relocated to the U.S. to serve as Kellogg’s Vice President, Global Procurement, was named was named Senior Vice President, Snacks Supply Chain in 2008 and Senior Vice President, North America Supply Chain in 2011.
“The impact Alistair has had on Kellogg’s success during his nearly four decades has been tremendous,” said Cahillane. “Since he assumed leadership of our global Supply Chain organization in 2012, he has transformed the function through Kellogg Work System (KWS), driving employee engagement and standard work practices for impactful business results. He has helped Kellogg become an industry leader in safety and expanded our Supply Chain capabilities, including driving our digital transformation.
“His leadership has been especially valuable during the pandemic and related worldwide supply disruptions, and we are grateful that he chose to stay on to help the company navigate this challenging time before retiring,” Cahillane said. “The last several years have put enormous pressure on our entire Supply Chain, but the team continues to persevere in part because of Alistair’s leadership and relentless commitment to execution excellence. We thank him for his years of dedication and passion, and congratulate him on his well-deserved retirement.”
Lance brings 25 years of Kellogg experience to new role
Lance has been Vice President, KNA Supply Chain since November 2019 and has broad experience across most of the Kellogg world.

                     Exhibit 99.1
He began his Kellogg career in 1997 and served in various roles, including Production Supervisor at the Queretaro, Mexico plant. He was also Plant Manager in Guatemala; Linares, Mexico; and Columbus, Georgia.
He was appointed Vice President, Snacks Engineering in 2011, then Vice President, Supply Chain, Latin America, and, later, Vice President, Supply Chain, Europe. He was instrumental in optimizing both regions’ Supply Chain organizations by ensuring a relentless focus on their mission to ’buy, make and deliver,’ enabling the regions' business growth strategies.
“Rodrigo is a natural fit to lead our Global Supply Chain organization,” said Hirst. “He has proven through his extensive experience – including over the last two years when he guided our KNA Supply Chain through the most challenging supply and cost environment in memory – that he is highly capable of leading complex organizations that drive successful execution and prioritize the safety of our people.”
“I’m confident that Rodrigo will continue to build on the remarkable foundation that Alistair and our entire Supply Chain organization have created,” added Cahillane.
A successor for Lance’s current role will be announced at a later date.
About Kellogg Company
At Kellogg Company (NYSE: K), our vision is a good and just world where people are not just fed but fulfilled. We are creating better days and a place at the table for everyone through our trusted food brands. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR®, MorningStar Farms® and more. Net sales in 2020 were approximately $13.8 billion, comprised principally of snacks and convenience foods like cereal, frozen foods, and noodles. As part of our Kellogg’s® Better Days purpose platform, we’re helping to end hunger and are committed to creating Better Days for 3 billion people by the end of 2030. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.